Exhibit 99(j)(i)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” and to the use of our report dated October 22, 2004, which is incorporated by reference in this Registration Statement (Form N-1A) of the Potomac Funds to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 53 to the Registration Statement under the Securities Act of 1933 (File No. 333-28697) and this Amendment No. 54 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8243).
/s/ Ernst & Young LLP
Chicago, Illinois
August 18, 2005